Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Becky Herrick (IR Agency) 415.433.3777
Universal Electronics Reports First Quarter 2011
Financial Results
CYPRESS, CA — May 5, 2011 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the first quarter ended March 31, 2011.
“For the first quarter of 2011, our revenue, operating income and adjusted pro forma net income grew substantially over the same period last year, yet our profitability for the quarter fell short of our expectations,” stated Paul Arling, UEI’s Chairman and CEO. “During the quarter, our business was impacted by an unfavorable mix of customer orders, production capacity being below our expectations, and the natural disasters in Japan and their terrible aftermath. While the events in Japan may continue to cloud near-term visibility, we are working to correct the other challenges before us.”
“While we are not satisfied with our first quarter results, we are ever more confident in the progress we have made in technology development, customer relationships and the improved positioning of UEI. Our strategy remains consistent as we focus on winning new customers and deepening relationships with existing customers to expand our penetration in global markets,” concluded Arling.
Financial Results for the Quarter Ended March 31: 2011 Compared to 2010
•	Net sales were $105.7 million, compared to $71.4 million.
•	Business Category revenue was $95.3 million, compared to $60.2 million. The Business Category contributed 90.2% of total net sales, compared to 84.4%.

•	Consumer Category revenue was $10.4 million, compared to $11.2 million. The Consumer Category contributed 9.8% of total net sales, compared to 15.6%.
•	Adjusted pro forma gross margins were 26.4%, compared to gross margins of 30.9%.

•	Adjusted pro forma operating expenses were $24.4 million, compared to operating expenses of $19.4 million.

•	Adjusted pro forma operating income was $3.4 million, compared to operating income of $2.7 million.

•	Adjusted pro forma net income was $2.6 million, or $0.17 per diluted share, compared to net income of $1.8 million, or $0.13 per diluted share.

•	At March 31, 2011, cash and cash equivalents was $45.1 million.
Financial Outlook For the second quarter of 2011, the company expects net sales to range between $117 million and $123 million, compared to $78.9 million in the second quarter of 2010. Adjusted pro forma earnings per diluted share for the second quarter of 2011 are expected to range from $0.42 to $0.52, compared to earnings per diluted share of $0.34 in the second quarter of 2010.

For the full 2011 year, the company expects net sales to range between $485 million and $510 million, compared to $331.8 million in 2010. Adjusted pro forma earnings per diluted share for 2011 are expected to range from $2.10 to $2.40, compared to adjusted pro forma earnings per diluted share of $1.27 in 2010.
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, May 5, 2011 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its first quarter 2011 earnings results, review the quarterly activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 60888542. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and internationally, 706-645-9291. Enter access code 60888542.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company’s performance that are not required by, and are not presented in accordance with GAAP. The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding charges related to the write-up of inventory and depreciation related to the acquisition. Non-GAAP operating expenses is defined as cash operating expenses excluding acquisition costs and amortization of intangibles. Non-GAAP net income is net income from operations excluding the aforementioned items. A reconciliation of Non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, please visit our website at www.uei.com.

Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the ability of the Company to manage product costs and mix; the ability to successfully integrate the operations of Enson and its subsidiaries into our operations; the failure of Enson to perform in accordance with our expectations; the continued effects of the Japanese markets and vendors due to the recent earthquake and subsequent Tsunami; the continued leveraging of the Company’s fixed cost structure resulting in increased profitability and cash flow; general economic conditions; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$45,088	$54,249
Accounts receivable, net	77,159	86,304
Inventories, net	64,463	65,402
Prepaid expenses and other current assets	2,740	2,582
Deferred income taxes	6,259	6,256

Total current assets	195,709	214,793
Property, plant, and equipment, net	77,918	78,097
Goodwill	30,992	30,379
Intangible assets, net	35,215	35,994
Other assets	5,433	5,464
Deferred income taxes	7,743	7,806

Total assets	$353,010	$372,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,000	$56,086
Notes payable	27,800	35,000
Accrued sales discounts, rebates and royalties	6,076	7,942
Accrued income taxes	2,009	5,873
Accrued compensation	30,573	30,634
Other accrued expenses	13,238	13,157

Total current liabilities	123,696	148,692
Long-term liabilities:
Deferred income taxes	11,371	11,369
Income tax payable	1,212	1,212
Other long-term liabilities	49	56

Total liabilities	136,328	161,329

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 20,923,123 and 20,877,248 shares issued on March 31, 2011 and December 31, 2010, respectively	209	209
Paid-in capital	168,154	166,940
Accumulated other comprehensive (loss) income	2,210	(489)
Retained earnings	135,897	134,070

	306,470	300,730

Less cost of common stock in treasury, 5,931,793 and 5,926,071 shares on March 31, 2011 and December 31, 2010, respectively	(89,788)	(89,526)

Total stockholders’ equity	216,682	211,204

Total liabilities and stockholders’ equity	$353,010	$372,533

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$105,712	$71,376
Cost of sales	78,133	49,312

Gross profit	27,579	22,064

Research and development expenses	3,257	2,769
Selling, general and administrative expenses	21,787	16,608

Operating income	2,535	2,687
Interest (expense) income, net	(85)	83
Other (expense) income, net	(34)	43

Income before provision for income taxes	2,416	2,813
Provision for income taxes	(589)	(977)

Net income	$1,827	$1,836

Earnings per share:
Basic	$0.12	$0.13

Diluted	$0.12	$0.13

Shares used in computing earnings per share:
Basic	14,976	13,700

Diluted	15,383	14,093

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash provided by operating activities:
Net income	$1,827	$1,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,309	1,579
Provision for doubtful accounts	6	81
Provision for inventory write-downs	882	791
Deferred income taxes	124	184
Tax benefit from exercise of stock options	34	84
Excess tax benefit from stock-based compensation	(158)	(70)
Shares issued for employee benefit plan	156	160
Stock-based compensation	1,032	1,185

Changes in operating assets and liabilities:
Accounts receivable	10,559	7,029
Inventories	1,129	(2,415)
Prepaid expenses and other assets	(83)	7
Accounts payable and accrued expenses	(15,601)	(6,209)
Accrued income taxes	(3,930)	691

Net cash provided by operating activities	286	4,933

Cash (used for) provided by investing activities:
Acquisition of Enson Assets Limited, net of cash acquired	(138)	—
Term deposit	—	49,246
Acquisition of property, plant, and equipment	(2,338)	(1,221)
Acquisition of intangible assets	(283)	(439)

Net cash (used for) provided by investing activities	(2,759)	47,586

Cash used for financing activities:
Payment of debt	(7,200)	—
Proceeds from stock options exercised	101	153
Treasury stock purchased	(371)	(1,327)
Excess tax benefit from stock-based compensation	158	70

Net cash used for financing activities	(7,312)	(1,104)

Effect of exchange rate changes on cash	624	(999)

Net (decrease) increase in cash and cash equivalents	(9,161)	50,416

Cash and cash equivalents at beginning of period	54,249	29,016

Cash and cash equivalents at end of period	$45,088	$79,432

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands)
(Unaudited)

		Three Months Ended			Three Months Ended
		March 31, 2011	Adjusted		March 31, 2010	Adjusted
	GAAP	Adjustments	Pro Forma	GAAP	Adjustments	Pro Forma
Net sales	$105,712	$—	$105,712	$71,376	$—	$71,376
Cost of sales (2)	78,133	(277)	77,856	49,312	—	49,312

Gross profit	27,579	277	27,856	22,064	—	22,064

Research and development expenses	3,257	—	3,257	2,769	—	2,769
Selling, general and administrative expenses (1)	21,787	(633)	21,154	16,608	—	16,608

Operating income	2,535	910	3,445	2,687	—	2,687
Interest (expense) income, net	(85)	—	(85)	83	—	83
Other (expense) income, net	(34)	—	(34)	43	—	43

Income before provision for income taxes	2,416	910	3,326	2,813	—	2,813
Provision for income taxes (3)	589	145	734	977	—	977

Net income	$1,827	$765	$2,592	$1,836	$—	$1,836

Earnings per share diluted	$0.12	$0.05	$0.17	$0.13	$—	$0.13

(1)	To reflect $0.6 million of amortization expense relating to intangible assets acquired as part of the Enson Assets Limited acquisition.

(2)	To reflect $0.3 million of depreciation expense relating to the mark-up in fixed assets from cost to fair value as part of the Enson Assets Limited acquisition.

(3)	To reflect the tax effect of the adjustments.